Exhibit 99.2

Letterhead of Guangxin Lawyers

Legal Opinion

February 25, 2011

Global Market Group Limited

17/F, Tower A, Victory Plaza

No.103 Tiyu Xi Road

Guangzhou, Guangdong 510620

People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (the “PRC”) and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as of the date hereof. We have acted as the PRC legal counsel for Global Market Group Limited, a company incorporated in May 2002 under the laws of the Cayman Islands (the “Company”).

In connection with the initial public offering (the “Offering”) of American Depositary Shares (the “ADSs”) representing Class A ordinary shares, par value US$0.00004 per share (the “Shares”), of the Company, the proposed listing and trading of the ADSs in the United States and the filing of a registration statement on Form F-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, for registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the Shares represented by the ADSs, you have requested us to furnish an opinion to you as to the matters set forth below.

As used herein, (A) “Governmental Agencies” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, clearances, qualifications, permits and licenses required by any Governmental Agency pursuant to any PRC Law; (C) “Group Companies” means the Company, Global Market Group (Asia) Limited and the PRC Group Companies; (D) “PRC Group Companies” means Global Market Group (Guangzhou) Co., Ltd., Guangzhou Shen Long Computer Technology Co., Ltd., Shenzhen Long Mei Network Technology Co., Ltd., Shenzhen Global Market Information Technology Co., Ltd. and Suzhou Long Mei Information Technology Co., Ltd.; (E) “PRC Laws” means any and all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, public policies and other legislation of the PRC in effect as of the date of this legal opinion.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this legal opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

Based on the foregoing, we are of the opinion that:

(i) Incorporation of the PRC Group Companies. Each of the PRC Group Companies has been duly organized and is validly existing as a joint-venture enterprise, or a domestic limited liability company, as the case may be, with full legal person status and limited liability and in good standing under the applicable PRC Laws, and its business license and articles of association are in full force and effect.

(ii) Corporate Structure. The description of the corporate structure of the Company (including the shareholding structure of each of the PRC Group Companies) and the Control Agreements as set forth in the “Our History and Corporate Structure” and “Related Party Transactions “ sections of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading. The corporate structure of the Company (including the shareholding structure of each of the PRC Group Companies) as described in the Registration Statement complies, and immediately after completion of the Offering, will comply with all applicable PRC Laws, and does not violate or otherwise conflict with any applicable PRC Laws. The business operations of the Group Companies as described in the Registration Statement comply with the PRC Laws in all material respects.

(ii) Control Agreements. Each of the PRC Group Companies, Mr. Weijia Pan and Mr. Weinian Pan has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the agreements set forth in Annex 1 hereto (the “Control Agreements”) to which it or he is a party, and has authorized, executed and delivered each of the Control Agreements to which it or he is a party, and, such obligations constitute valid, legal and binding obligations enforceable against each of them in accordance with the terms of each of the Control Agreements. None of the PRC Group Companies, Mr. Weijia Pan and Mr. Weinian Pan is in breach or default in the performance or observance of any of the terms or provisions of the Control Agreements to which it or he is a party. The due execution, delivery and performance of each of the Control Agreements by the parties thereto, and the due consummation of the transactions contemplated thereunder are in compliance with and will not (a) result in any violation of the business license or articles of association of any of the PRC Group Companies; (b) result in any violation of or penalty under any PRC Law or Governmental Authorizations; or (c) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument governed by the PRC Laws to which any of the PRC Group Companies, Mr. Weijia Pan and Mr. Weinian Pan is a party or by which any of them is bound or to which any of their property or assets is subject. No Governmental Authorizations are required under any PRC Law in connection with the due execution, delivery or performance of each of the Control Agreements, except that the exercise by Global Market Group (Guangzhou) Co., Ltd. of its option under the Purchase Option and Cooperation Agreement dated September 6, 2010 by and among Global Market Group (Guangzhou) Co., Ltd., Guangzhou Shen Long Computer Technology Co., Ltd. and the shareholders of Guangzhou Shen Long Computer Technology Co., Ltd. will be subject to the approval of and/or registration with the Ministry of Commerce (“MOFCOM”) or its branches and the administration for industry and commerce for the resulting equity transfer if such transfer is to foreign investors or foreign-invested enterprises. No stamp duty or similar tax is required to be paid in connection with the execution and delivery of the Control Agreements.

(iii) Restructuring. The spin-off of the logistic agency and M2C business with respect to the PRC Group Companies, as described in the Registration Statement (the “Restructuring”) was performed in compliance with and does not contravene or conflict with (i) the business license or articles of association of any of the PRC Group Companies, (ii) any material indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which any of the PRC Group Companies is a party or by which they or any of their properties and assets may be bound or affected, and (iii) any PRC Law or any other applicable laws, rules or regulations of any governmental agency having jurisdiction over the PRC Group Companies or any of their properties and assets (including, without limitation, MOFCOM, SAFE, the State Assets Supervision and Administration Commission and the State Administration for Industry and Commerce).

(iv) PRC Laws. The statements in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Industry”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Description of Share Capital” and “Taxation”, to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate, and fairly present and summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

(v) Taxation. The statements in the Registration Statement under the captions “Taxation—People’s Republic of China Taxation,” to the extent such statements relate to matters of the PRC Laws, are true and accurate and constitute our opinion.

(vi) M&A Rules. On August 8, 2006, six PRC regulatory agencies, namely, the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC Laws, we are of the opinion that the issuance and sale of the ADSs, the proposed listing and trading of the ADSs in the United States or the consummation of the Offering as contemplated by the Registration Statement is not and will not be affected by the M&A Rules because: (i) the acquisition of 99% of the equity interests of Global Market Group (Guangzhou) Co., Ltd. by Global Market Group (Asia) Limited was completed prior to the effective date of the M&A Rules; (ii) the Group Companies do not hold any equity interests in Guangzhou Shen Long Computer Technology Co., Ltd. and the contractual control over Guangzhou Shen Long Computer Technology Co., Ltd. is not deemed as a “merger with or acquisition of the equity or assets of any PRC domestic enterprise” as stipulated in the M&A Rules; and (iii) CSRC has not promulgated any guidance on the applications and acceptance procedure for those matters which do not fall within the applicable scope of the M&A Rules. As of the date hereof, the M&A Rules did not and do not require the Company to obtain the approval of the MOFCOM or the approval of CSRC prior to the issuance and sale of the ADSs, the listing and trading of the ADSs in the United States, or the consummation of the Offering as contemplated by the Registration Statement. No other Governmental Authorizations from Governmental Agencies is required for the Offering as contemplated by the Registration Statement.

We hereby consent to the use of this opinion by you in connection with, and the filing of this opinion as an exhibit to, the Registration Statement and to the reference to our name under the captions “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Regulation”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Yours faithfully,

/s/ Guangxin Lawyers PRC Lawyers

Guangxin Lawyers PRC Lawyers

Annex 1

List of the Control Agreements

1.	Exclusive management, technology consulting and license agreement entered into by Guangzhou Shen Long Computer Technology Co., Ltd. (“Guangzhou Shen Long”), its shareholders, namely Mr. Weijia Pan and Mr. Weinian Pan, and Global Market Guangzhou dated September 6, 2010

2.	Purchase option and cooperation agreement entered into by Guangzhou Shen Long and its shareholders, namely Mr. Weijia Pan and Mr. Weinian Pan, and Global Market Group (Guangzhou) Co., Ltd. (“Global Market Guangzhou”) dated September 6, 2010

3.	Equity pledge agreement entered into by Guangzhou Shen Long and its shareholders, namely Mr. Weijia Pan and Mr. Weinian Pan, and Global Market Guangzhou dated September 6, 2010

4.	Power of attorney has been executed by each shareholder of Guangzhou Shen long, namely Mr. Weijia Pan and Mr. Weinian Pan, dated September 6, 2010

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